EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of November 30, 2010 (the “Effective Date”) by and between AMERICA’S SUPPLIERS, INC., a Delaware corporation (the “Company”), and MICHAEL MOORE (the “Executive”).

WHEREAS, as of the Effective Date, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment and the Executive desires to accept such employment and enter into such an agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.           Term of Employment.  Subject to the provisions of Section 5 of this Agreement, the Executive shall be employed by the Company for a period commencing on the Effective Date and ending on December 31, 2012 (the “Term”). The Term may be renewed in accordance with a writing executed by both parties hereto.

2.            Position.

(a)           Duties.  The principal duties of the Executive shall be to serve in the positions of Chief Financial Officer and Secretary of Dollardays International, Inc., a wholly-owned subsidiary of the Company (“Dollardays”) and Chief Financial Officer and Secretary of Wow My Universe, Inc., a wholly-owned subsidiary of the Company (“Wow”).  The Executive shall have the duties and responsibilities delegated to him by the Board of Directors of the Company (the “Board”), which shall be consistent with those duties and responsibilities normally associated with such positions in corporations of similar size and nature to Dollardays and Wow, and to render such other services as are reasonably necessary or desirable to protect and advance the best interests of the Company.

(b)           Devotion of Time to Business.  The Executive shall use his best efforts, skill and abilities to promote and protect the interests of the Company, Dollardays and Wow, and devote all of his working time and energies to the business and affairs of Dollardays and Wow.  Notwithstanding anything to the contrary contained herein, the Executive (i) may serve on the boards of additional companies or organizations and receive compensation for such services rendered; and (ii) may engage in charitable, civic, fraternal, professional and trade association activities, provided, however, that in each such case, the Board shall approve the activities engaged in by the Executive, such activities do not materially interfere with his obligations to the Company, Dollardays and Wow and such activities do not materially reduce the amount of his working time devoted to the business and affairs of the Company, Dollardays and Wow.

(c)           Directors and Officers Liability Insurance.  The Executive shall be entitled to the benefit of any directors and officers insurance coverage which is maintained by the Company and/or Dollardays and Wow and made available to senior executives of the Company or Dollardays or Wow, as applicable.

3.           Compensation and Benefits.

(a)          Base Salary.  The Executive shall be paid a base salary during the Term, in consideration for his services provided to the Company, Dollardays and Wow, at the rate of $10,000 per month, payable in equal installments every two weeks of each month (“Base Salary”).

(b)           Bonus.  In addition to the Base Salary, in the event DollarDays achieves 100% of the performance milestones established and approved by the Board each calendar year (the “Performance Milestones”), the Executive shall receive an additional $5,000 cash compensation.

(c)           Additional Compensation.  In addition to the Base Salary and Bonus payable to the Executive hereunder and any other compensation payable to the Executive hereunder, the Executive also shall be entitled to receive additional compensation, in consideration for his services provided to the Company, Dollardays and Wow, at such times and in such amounts as shall be determined in the sole discretion of the Board, as applicable, or any committee of the Board which determines such compensation.  The Board shall conduct a review not less than once each year, and such additional compensation, if any, shall be based on, among other things, the Executive’s and the Company’s performance.

(d)          Stock Options, Restricted Stock Awards, etc.  In addition to the other compensation payable to the Executive hereunder, the Executive shall also be entitled to receive grants of stock options, restricted stock and/or any other equity incentive awards available to senior executives of the Company, under equity incentive plans adopted by the Company, at such times and in such amounts as shall be determined in the sole discretion of the Board or any committee of the Board which determines such equity grants.

(e)           Withholding.  All salaries, bonuses and other benefits payable to the Executive shall be subject to payroll and withholding taxes as may be required by law.  The Executive shall be responsible to pay any income taxes with respect to the Company’s provision of benefits payable or made available to the Executive hereunder.

4.            Employee Benefits; Business Expenses.

(a)           Employee Benefits.  During the Term, the Executive and his dependents shall be entitled to participate in Dollardays’ welfare benefit plans, fringe benefit plans and any qualified or non-qualified retirement plans as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits are made available to the other senior executives of Dollardays, in accordance with Dollardays’ policies as in effect from time to time.

(b)           Perquisites.  During the Term, the Executive shall be entitled to receive such perquisites as are made available to other senior executives of Dollardays or Wow in accordance with Dollardays’ policies as in effect from time to time.

(c)           Expenses.  The Executive shall be entitled to reimbursement for reasonable and necessary business expenses incurred by him in the performance of his duties and responsibilities hereunder, in accordance with Dollardays’ and Wow’s reimbursement and expenses policies, as in effect from time to time.

5.            Termination.

(a)           Definitions.  For purposes of this Agreement:

“Cause” shall mean (i) the Executive’s negligence or misconduct in the performance of his material duties with respect to the Company or Dollardays or Wow, as provided hereunder, (ii) the conviction by the Executive of a crime constituting a felony or (iii) the Executive shall have committed any material act of malfeasance, disloyalty, dishonesty or breach of trust against the Company or Dollardays or Wow.

“Change in Control” shall mean the occurrence of one or more of the following events:

(i)           Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") acquires or becomes a "beneficial owner" (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors ("Voting Securities"), provided, however, that the following shall not constitute a Change in Control pursuant to this Section:

(A)  any acquisition or beneficial ownership by the Company or a subsidiary;

(B)   any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

(C)   any acquisition or beneficial ownership by any corporation  with respect to which, immediately following such acquisition, more than 50% of both the combined voting power of the Company’s then outstanding Voting Securities and shares of the Company’s Common Stock (the "Shares) is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Shares of the Company immediately prior to such acquisitions in substantially the same proportions as their ownership of such Voting Securities and Shares, as the case may be, immediately prior to such acquisitions; or

(ii)          A majority of the members of the Board of Directors of the Company shall not be Continuing Directors.  "Continuing Directors" shall mean: (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board or (C) any individual elected or appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships;

(iii)         Approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company or a statutory exchange of outstanding Voting Securities, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Shares immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Shares of the Company, as the case may be; or

(iv)         Approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 50% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Shares immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Shares, as the case may be.

“Date of Termination” shall mean the date the Notice of Termination is given to the respective party; provided, however, that with respect to a termination for Cause by the Company or Dollardays or Wow, the Date of Termination shall not occur prior to the expiration of any applicable cure period.

“Disability” shall mean the Executive has become physically or mentally incapacitated and is therefore unable for a period of two (2) consecutive months to perform substantially all of the material elements of his duties hereunder.  Any question as to whether the Executive has a Disability as to which he (or his legal representative) and Dollardays or Wow cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive (or his legal representative) and Dollardays or Wow.  If the Executive (or his legal representative) and Dollardays or Wow cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of whether the Executive has a Disability made in writing to Dollardays or Wow and the Executive shall be final and conclusive for all purposes of this Agreement.

“Good Reason” shall mean (i) a breach by the Company or Dollardays or Wow of any of its material obligations or covenants set forth in this Agreement, (ii) a material reduction of the duties or responsibilities of the Executive, (iii) the assignment to the Executive of any duties or responsibilities that are inconsistent, in any significant respect, with his position.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, and shall be communicated, in writing, to the other party hereto in accordance with the provisions of Section 10(g) hereafter.

(b)           By the Company for Cause or by the Executive Without Good Reason.

(i)  The Term and the Executive’s employment hereunder may be terminated by the Company, Dollardays or Wow for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive and shall terminate automatically upon the Executive’s resignation (other than for Good Reason or due to the Executive’s death or Disability).

(ii)  If the Executive’s employment is terminated for Cause, or if the Executive resigns other than for Good Reason, the Executive shall be entitled to receive:

(A)  any accrued but unpaid Base Salary through the Date of Termination;

(B)   reimbursement for any unreimbursed business expenses incurred by the Executive in accordance with Dollardays’ or Wow’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy); and

(C)   such Employee Benefits, if any, as to which he may be entitled upon termination of employment hereunder (including under the applicable provisions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

Following the Executive’s termination of employment for Cause or if he resigns other than for Good Reason, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)           Death or Disability.  The Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated, within ten (10) days after the delivery of a Notice of Termination by the Company, Dollardays or Wow to the Executive (or his legal representative) in the event of the Executive’s Disability.  Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive shall be entitled to receive the same payments and other items as set forth in clause (ii) of Section 5(b) hereof and, in addition, accrued but unpaid vacation time, if any.  Following the Executive’s termination of employment due to death or Disability, except as set forth herein or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)           Termination By Company with Notice.  The Company, Dollardays or Wow may terminate this Agreement for any reason or no reason immediately upon written notice to the other.  In case of termination for any reason, the Company shall pay Executive severance compensation in the amount of nine (9) month’s Base Salary without incentives.

(e)           Payment of Amounts Owed upon Termination of Employment.  Any amounts payable to the Executive for accrued but unpaid Base Salary through the Date of Termination shall be paid within ten (10) business days after the Date of Termination.

(f)           Change in Control.  In the event of a Change in Control of the Company, and the Executive is terminated, with or without Cause, as a result of such Change in Control, the Executive may be entitled to receive additional compensation upon termination, at such time and in such amount as shall be determined in the sole discretion of the Board, as applicable, or any committee of the Board which determines such compensation.

6.            Restrictive Covenants.

(a)           Non-solicitation.   The Executive agrees that during the Term and for a period of twelve months (12) months thereafter, he will not, directly or indirectly including through any other person or entity (i) solicit, raid, entice or induce any person or entity who is at such time or was within six (6) months prior to such date, a client or customer of the Company or Dollardays or Wow to become a customer for, the same or similar services or products which it received or purchased from the Company or Dollardays or Wow, for himself or any other person or entity, (ii) approach any such person or entity for such purpose or authorize or knowingly approve the taking of such actions by any other person or entity for any other person or entity, (iii) influence or attempt to influence any client or customer of the Company or Dollardays or Wow to divert its business or patronage from the Company or Dollardays or Wow to any other person, (iv) make any statement or do any act intended to cause existing or potential clients or customers of the Company or Dollardays or Wow to make use of the services or purchase the products of any competitive business or (v) hire, solicit, raid, entice or induce or attempt to induce any employee of the Company or Dollardays or Wow to be employed by any other person or entity.

(b)           Non-competition.  During Executive's employment hereunder and, in the event Executive’s employment is terminated for any reason, for a period of twelve (12) months thereafter without the prior written consent of the Company, Executive shall not directly or indirectly engage in a Competitive Business in any country in which the Company or Dollardays or Wow conducts business.  For the purpose of this Agreement “Competitive Business” means any business involved in (i) the development of software programs, (ii) the provision of general merchandise for resale to businesses through websites, (iii) the Internet wholesale market of discounted merchandise, (iv) the provision of a one-stop discount shopping destination for general merchandise for smaller distributors, retailers and non-profits nationwide seeking single and small cased-sized lots at bulk prices, (v) the provision of related logistics and customer support and/or (vi) any additional business conducted by the Company and/or Dollardays and/or Wow, in the future.  Notwithstanding the foregoing, the Executive may acquire securities in Competitive Businesses that are publicly-held companies that will not be significant and that, in any event, will not exceed two percent (2%) of any outstanding class of equity of any such company

(c)           Confidential Information.

(i)    Agreement to Preserve Confidentiality. The Executive shall maintain in confidence and shall not, either during the Term or at any time after his employment hereunder, except as permitted under the terms of this Agreement or as otherwise agreed to by Company, communicate or disclose to, or use for the benefit of the Executive or any other person or entity, any proprietary or confidential information, trade secret or know-how belonging to Company or Dollardays or Wow (collectively, the "Confidential Information"), whether or not such Confidential Information is in written or permanent form, except to the extent required to perform his duties described in this Agreement.  Such Confidential Information includes, but is not limited to, all business information, trade secrets, information about products, processes and services, technological information, intellectual property, confidential records, pricing information, accounting, merchandising, or marketing information, sales techniques, client, customer or manufacturer lists, information about client requirements, terms of contracts with suppliers and clients, internal business procedures, business methods used or developed by or for the Company or Dollardays or Wow, computer codes, hardware system information, planning and financial information, product development plans, marketing plans and future business plans, and Confidential Information of customers or other third parties that has been disclosed to the Company or Dollardays or Wow in confidence.  Notwithstanding the foregoing, the term Confidential Information shall not include any information that (i) is or becomes in the public domain, including information that is publicly known or generally utilized by others engaged in the same business as the Company or Dollardays or Wow, other than as a result of a disclosure in violation of this Agreement; (ii) is known by the Executive prior to his employment with the Company, Dollardays or Wow or is developed by Executive outside the scope of his duties, on behalf of the Company or Dollardays or Wow, without using any Confidential Information; or (iii) is required to be disclosed by the Executive by law, provided that the Executive shall provide the Company with prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy, if it so chooses.  In the event that such protective order or other remedy is not obtained, or the Company chooses not to seek such relief, the Executive agrees to furnish only that portion of the Confidential Information which the Executive is advised by written opinion of counsel is legally required to be disclosed and the Executive agrees to exercise his best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.  The foregoing obligations with respect to the Confidential Information extends to information belonging to customers and suppliers of the Company and Dollardays and Wow who may have disclosed such information to the Company or Dollardays or Wow or the Executive as a result of the Executive’s status as an employee of the Company.  In addition to the foregoing, unless the Executive receives permission from the Company to do so, he will not: (i) remove any Confidential Information from the premises of the Company or Dollardays or Wow; (ii) copy or reverse engineer any Confidential Information; or (iii) keep any Confidential Information in his possession.

(ii)  Return of Property.  Upon the termination of the Executive’s employment, or at any time when so requested by the Company, the Executive agrees to promptly return all documents of the Company and Dollardays and Wow and any other property in the Executive’s possession or control belonging to Company or Dollardays or Wow, and any other materials containing Confidential Information, including all copies of same, and records, notes, compilations or other matter relating thereto.

(d)           Ownership of Product Ideas and Assignment.

(i)    Product Ideas.  The Executive will maintain current and adequate written records on the development of, and disclose to Company, all Product Ideas.  “Product Ideas” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expressions, research, plans for products or services, marketing plans, original works of authorship, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and designs, whether or not eligible for patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive solely or jointly with others during the Term and which can reasonably be used by the Company or Dollardays or Wow in furtherance of their then-current business.

(ii)  Ownership of Product Ideas and Assignment.  The Executive acknowledges and agrees that the Product Ideas and any resulting patents or trademarks shall be the exclusive property of the Company, Dollardays and Wow, and that all of said Product Ideas shall be considered as "work made for hire" belonging to the Company, Dollardays and Wow.  To the extent any such Product Ideas, under applicable law, may not be considered work made for hire by the Executive for the Company, Dollardays and Wow, the Executive hereby assigns and, upon its creation, automatically and irrevocably assigns to the Company, Dollardays and Wow, without any further consideration, all right, title and interest in and to such Product Ideas, including, without limitation, any copyright, other intellectual property rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials.  The Company, Dollardays and Wow shall have the exclusive right to use the Product Ideas, whether original or derivative, for all purposes without additional compensation to the Executive.  At the Company’s, Dollardays’ and Wow’s expense, the Executive will assist the Company, Dollardays and Wow in every proper way to perfect the Company’s, Dollardays’ and Wow’s rights in the Product Ideas and to protect the Product Ideas throughout the world, including, without limitation, promptly executing and delivering such patent, copyright, trademark or other applications, assignments, descriptions and other instruments and to take such actions for and on behalf of the Executive as may be reasonably, necessary, or proper in the reasonable opinion of the Company, Dollardays and Wow to vest title to and/or defend or enforce the rights of the Company, Dollardays and Wow in the Product Ideas.

(e)           Scope.  In the event any of the provisions of this Section 6 shall be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in any such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

(f)           Injunctive Relief.  Without intending to limit the remedies available to the Company, Dollardays and Wow, the Executive agrees that damages at law will be an insufficient remedy in the event the Executive violates any of the terms of this Section 6, and that the Company, Dollardays and Wow may apply for and obtain immediate injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the agreements and covenants contained herein, without the requirement of having to post bond.  The parties hereto understand that each of the agreements and covenants of the Executive contained in those sections are an essential element of this Agreement and agree that the obligations of the Executive hereunder will survive the termination of this Agreement.

7.           Representations, Warranties, Covenants and Indemnification.

(a)          Company.

(i)            The Company is not a party to any existing agreement which would preclude or prevent it from entering into this Agreement with the Executive.

(ii)            The Company has the full legal right, power and authority to enter into this Agreement with the Executive and has obtained all necessary approvals from third parties, to the extent required.

(b)          Executive.

(i)            The Executive is not a party to any existing agreement which would preclude or prevent him from entering into this Agreement with the Company.

(ii)            The Executive will not use any Product Ideas, the rights to which are owned by any former employer of the Executive or other person from whom the Executive has not obtained all required rights, and all Product Ideas developed by the Executive while employed with the Company, Dollardays and Wow shall be original to the Executive or developed in corroboration with other employees of the Company, Dollardays and Wow, and shall not infringe upon the intellectual property rights of any third party.

8.            Indemnification.

(a)           By the Executive.  The Executive agrees to indemnify and hold the Company and Dollardays, and Wow, and each of their respective officers, directors, employees, agents and representatives harmless from and against any losses, claims, damages, liabilities, settlement costs and expenses including, without limitation, reasonable attorneys’ fees relating to any action or claim arising from Executive’s breach of any of his representations and warranties contained herein or the Executive’s acceptance of employment with the Company, Dollardays and Wow.

(b)           By the Company.

(i)           The Company agrees to indemnify and hold the Executive harmless from and against any losses, claims, damages, liabilities, settlement costs and expenses including, without limitation, reasonable attorneys’ fees relating to any action or claim arising from the Company’s breach of any of its representations and warranties contained herein.

(ii)          The Company hereby agrees to indemnify and hold the Executive harmless from and against any losses, claims, damages, liabilities, settlement costs and expenses including, without limitation, reasonable attorneys’ fees relating to any action or claim by reason of the fact that he is or was a director, officer or employee of the Company or Dollardays or Wow, or is or was serving at the request of the Company or Dollardays or Wow as a director, officer, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprises, to the fullest extent permitted under Delaware law, as the same exists or may hereafter be amended; and  the Company further covenants and agrees that it shall, unless not permitted under Delaware law, advance all attorneys’ fees and costs associated with the indemnification of the Executive in connection with any such action or proceeding.

9.           Arbitration.  Except with respect to the restrictive covenants referenced in Section 6 hereof, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by the Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Such arbitration process shall take place in Scottsdale, Arizona.  A court of competent jurisdiction may enter judgment upon the arbitrator’s award.  Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

10.          Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

(b)           Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company, Dollardays and Wow.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)           No Waiver.  No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement.  No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(d)          Severability.  In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)          Assignment.  This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to his estate.  This Agreement may be assigned by the Company to a person or entity which is an affiliate including, without limitation, Dollardays and/or Wow, and shall be assigned to any successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(f)           Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or internationally recognized courier service addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

America’s Suppliers, Inc.
7575 E. Redfield Road
Suite 201
Scottsdale, AZ 85260
Attention: Michael Moore
Fax: (818) 999-9080
E-mail: mmoore@dollardays.com

With a copy to:

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017
Attention: Barry I. Grossman, Esq.
Fax: (212) 370-7889
E-mail: bigrossman@egsllp.com

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company.

(h)          Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between the Executive and the Company, Dollardays and Wow regarding the terms and conditions of the Executive’s employment with the Company, Dollardays and Wow.

(i)           Cooperation.  The Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to the Executive and in respect of such periods of time as shall not unreasonably interfere with the Executive’s ability to perform his duties with any subsequent employer; provided, however, the Company shall pay any reasonable travel, lodging and related expenses that the Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.

(j)           Execution and Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(k)          Fees and Expenses.  In the event the Company shall fail or refuse to make or authorize any payment of any amount otherwise due to the Executive hereunder within the appropriate period of time, then the Company shall reimburse the Executive for all reasonable expenses (including reasonable counsel fees) incurred by him in enforcing the terms hereof, within five (5) business days after demand accompanied by evidence of fees and expenses incurred.  Any reimbursement hereunder shall be paid to the Executive promptly and in no event later than the end of his taxable year next following the taxable year in which the expense was incurred.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMERICA’S SUPPLIERS, INC.

By:	/s/ Chris Baker
Name: Chris Baker
Title: Chairman of the Board

/s/ Michael Moore
MICHAEL MOORE